NON-EXCLUSIVE LICENSE AND BAILMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

ADVAXIS, INC

for

XFL7 STRAIN OF
LISTERIA MONOCYTOGENES

U.C. Case No. 2004-353

4/13/04

TABLE OF CONTENTS

4/13/04

NON-EXCLUSIVE LICENSE AND BAILMENT

This non-exclusive license and bailment agreement ("Agreement") will be effective March 17 2004 ("Effective Date"), between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 through its UCLA Office of Intellectual Property Administration having an address at 10920 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024-1406("The Regents"), and Advaxis, Inc., a Delaware corporation, having a principal place of business at 212 Carnegie Center, Princeton, NJ 08540("Licensee").

BACKGROUND

A. Certain materials described in UC Case No 2004-353 and containing Listeria Monocytogenes strain XFL7 were made and developed by Dr. Jeff Miller at the University of California, Los Angeles campus, and are covered by Regents' Property Rights as defined below.

B. The Original Materials (as defined below) were developed under funding by the National Institute of Health (NIH). As a consequence, this Agreement is subject to overriding obligations to the United States (U.S.) Federal Government as set forth in 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Original Materials for or on behalf of the U.S. Government throughout the world. The Regents has informed NIH that The Regents intends to license the Original Materials and products derived from the Original Materials without benefit of a patent or patent application and under a bailment.

C. Licensee requests the right to commercially and non-exclusively develop products using Biological Materials (as defined below) in the Field of Use (as defined below). The Regents is willing to grant that right so that the Biological Materials may be used to the fullest and products developed for the Licensee's purpose at its sole discretion, subject to the terms of this Agreement, and for the benefit of the general public.

D. Both parties recognize and agree that the Original Materials are not patented and, for their mutual convenience in valuing the rights granted in this Agreement, agree to payment of the license issue fee and maintenance fees as set forth in this Agreement.

The parties agree:

1. DEFINITIONS

1.1. "Affiliate" means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors or in which Licensee is owned or controlled directly or

indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an "Affiliate" includes any company in which Licensee owns or controls, or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2. "Original Materials" means Listeria Monocytogenes strain XFL7 as identified in UC Case No. LA2004-353.

1.3. "Biological Materials" means: (a) Original Materials; (b) any material which incorporates the Original Materials.

1.4. "Derived Products" means any product produced by Licensee from the use of the Biological Materials.

1.5. "Field Of Use" means the therapeutic use of Biological Materials (specifically including Original Materials) in humans or animals.

1.6. Original Materials, including ownership rights in the Biological Materials to the extent that they necessarily use or incorporate Original Materials.

2. BAILMENT

2.1. The Regents shall supply Licensee with a viable sample of the existing Original Materials (or an equivalent thereof) within thirty (30) days after Effective Date and Licensee shall pay all the associated handling and shipping costs. The Original Materials will be delivered to a location specified by Licensee.

2.2. The Regents grants to Licensee, under Regents' Property Rights, a non-exclusive right, within the Field of Use, to make (propagate) and use the Biological Materials and to make, have made, use and sell Derived Products.

2.3. The rights granted in Paragraph 2.2 are subject to any licenses granted to the U.S. Government and to other limitations stated in this Agreement.

2.4. Licensee shall not sell any products (other than Derived Products within the Field of Use) developed from the use of the Biological Materials or sublicense the rights granted hereunder without the prior written consent of The Regents which shall not be unreasonably withheld or delayed. Licensee shall not transfer or sublicense Biological Materials or any animal, vector or system in which Biological Materials are contained to any third party, except for the sale of Derived Products and or a sale of substantially all the assets of licensee or a merger of licensee with another entity, or a sale by Licensee of an entire product line to a third party, together with the assets to which the product relates.

2.5. Title to the tangible material comprising the Original Materials and Biological Materials which incorporate the Original Materials is owned by The Regents and is not transferred to

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Licensee under this Agreement except upon sale or transfer or use in chain of commerce, at which time title to the product is transferred to Licensee. The Regents is free to transfer or grant rights in the Original Materials to third parties for commercial or noncommercial purposes, and The Regents may use the Original Materials (or any related material or technology in which The Regents has rights) for educational and research purposes including publication and other communication of research results. Licensee shall transfer samples of Original Materials developed under this Agreement to The Regents, from time to time, upon reasonable request by The Regents, in order to comply with this Paragraph 2.5.

3. CONSIDERATION

3.1 Licensee shall pay The Regents a license agreement issue fee of Two Thousand Dollars ($2,000). The fee is non-cancelable, and non-refundable, and is due to The Regents within Ninety (90) days from the Effective Date of this Agreement.

3.2. Beginning in the calendar year 2005 and continuing for the life of this Agreement, Licensee shall pay to The Regents an annual maintenance fee of One Thousand Dollars ($1,000). The maintenance fee is due by February 28 of each year.

All monies due The Regents are payable in U.S. dollars.

4. PROGRESS REPORTS

Beginning December 31, 2005 and continuing annually thereafter Licensee shall submit to The Regents a written report covering Licensee's activities related to the use of Biological Materials, including the development and testing of Derived Products.

5. LIFE OF THE AGREEMENT

5.1. Unless otherwise terminated by operation of law or by the parties in accordance with the terms of this Agreement, this Agreement will be in effect until Fifteen (15) years from the Effective Date of this Agreement, and may be renewed by Advaxis on the same terms upon mutual written agreement by the parties.

5.2. Any termination of this Agreement will not affect the rights and obligations set forth in the following:

Article 5	Life of the Agreement
Paragraph 6.3	Disposition of Derived Products and Biological Materials on hand upon termination
Paragraph 6.4	Obligations Prior to Termination
Article 7	Use of Names and Trademarks
Article 9	Indemnification
Article 11	Late Payments

6. TERMINATION

6.1. If Licensee violates or fails to perform any term of this Agreement, then The Regents may give written notice of default to Licensee. If Licensee fails to repair the default within ninety (90) days of the effective date of the notice of default, then The Regents may terminate this Agreement and its licenses by a second written notice of termination. If a notice of termination is sent to Licensee, then this Agreement automatically terminates on the effective date of that notice.

6.2. Licensee may, at any time, terminate this Agreement by giving notice in writing to The Regents. Termination of this Agreement will be effective ninety (90) days from the date of written notice.

6.3. If this Agreement is terminated by either party, then The Regents may require that Licensee either destroy or return to The Regents all Biological Materials under Licensee's control at the time of termination. Licensee shall comply with The Regents' requirement and shall return the Biological Materials or provide The Regents with written assurance of the Biological Materials' destruction, as appropriate, within thirty (30) days of the effective date of termination. Upon termination of this Agreement, Licensee may dispose of all previously made, or partially made, Derived Products, but no more, for one-hundred twenty (120) days following the effective date of termination.

6.4. Termination of this Agreement will not relieve Licensee of any obligation or liability established prior to termination (including, but not limited to, payment of maintenance fees owing at the time of effective termination). Termination will not impair any accrued right of The Regents and will not rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective.

7. USE OF NAMES AND TRADEMARKS

7.1. Nothing contained in this Agreement confers any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name "The Regents of the University of California" or the name of any campus of the University of California is prohibited.

7.2. The Regents is free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. If such release is made, then The Regents shall give notice of the confidential nature and shall request that the recipient does not disclose such terms and conditions to others. If a third party inquires whether a license to Regents' Property Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant to such third party, but will not disclose the name of Licensee or any other terms or conditions of this Agreement, except where The Regents is required to release information under governmental requirements such as the California Public Records Act, a regulatory requirement, a contractual requirement, an audit requirement or other requirements of law.

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8. LIMITED WARRANTY

8.1. The Regents warrants to Licensee that it has the lawful right to grant this bailment and license.

8.2. The Original Materials are provided without a warranty of merchantability or fitness for a purpose or any other warranty, express or implied.

8.3. Licensee shall use the biological materials with caution and prudence in any experimental work, since all of the biological materials' characteristics are not known. In no event will The Regents be liable for any incidental, special or consequential damages resulting from the exercise of this bailment or the use of biological materials. The Regents does not warrant or represent that anything made, used, sold or otherwise disposed of under any right granted in this Agreement is or will be free from infringement of patents (other than Regents' Patent Rights, if present) or other proprietary rights.

8.4. This Agreement does not confer by implication, estoppel or otherwise, any license or rights under any patent of The Regents or any right to be furnished, or any know-how not provided in the Biological Materials.

8.5. This Agreement does not obligate The Regents to furnish any know-how not provided in Regents' Property Rights (or Regents' Patent Rights, if present).

9. INDEMNIFICATION

9.1. Licensee shall indemnify, hold harmless and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the development of the Original Materials; and the inventors of the Original Materials and their employers from and against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses resulting from or arising out of exercise of this license. Indemnification includes but is not limited to products liability.

9.2. The Regents shall promptly notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 9 (Indemnification). Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Article 9 (Indemnification).

9.3. Licensee, at its sole cost and expense, must insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each occurrence	$5,000,000
Products/completed operations aggregate	$5,000,000
Personal and advertising injury	$5,000,000
General aggregate (commercial form only)	$5,000,000

9.4. Licensee expressly understands, however, that the coverages and limits in Paragraph 9.3 do not in any way limit the Licensee's liability. Licensee must furnish The Regents with certificates of insurance evidencing compliance with all requirements. Licensee is not required to insure its activities pertaining to the products' liability risks until it begins to use Licensed Products in connection with human subjects. Licensee's insurance must: provide for 30-day advance written notice to The Regents of any modification; indicate that The Regents of the University of California is endorsed as an Insured under the coverages listed in Paragraph 9.3; include a provision that the coverages will be primary and will not participate with nor will they be in excess over any valid and collective insurance or program of self-insurance carried or maintained by The Regents.

10. NOTICES

Any notice or payment required to be given to either party must be sent to the respective address given below and is effective: (a) on the date of delivery if delivered in person, (b) five days after mailing if mailed by first-class certified mail, postage paid, or (c) on the next business day if sent by overnight delivery. Either party may change its designated address by written notice.

For Licensee:	Advaxis, Inc. 212 Carnegie Center Princeton, NJ Attention: Todd Derbin
For The Regents:	The Regents of the University of California University of California, Los Angeles Office of Intellectual Property Administration 10920 Wilshire Blvd., Suite 1200 Los Angeles, California 90095-1406 Attention: Director

11. LATE PAYMENTS

If fees are not received by The Regents when due, then Licensee shall pay to The Regents interest charges at a rate of eight percent (8%) simple interest per annum. Interest is calculated from the date payment is due until actually received by The Regents. Acceptance by The Regents of any late payment interest from Licensee under this Article 11 (Late Payments) will in no way affect any other rights of The Regents under this Agreement.

12. GOVERNING LAWS

This Agreement will be interpreted in accordance with the laws of the State of California without regard to conflict of or to which party drafted particular provisions of this Agreement. Disputes between the parties regarding this Agreement will utilize only trial courts within California for disputes that go to court.

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13. GOVERNMENT APPROVAL OR REGISTRATION

Licensee shall notify The Regents if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

14. EXPORT CONTROL LAWS

Licensee shall observe all applicable U.S. and foreign laws and regulations with respect to the transfer of Biological Materials and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

15. MISCELLANEOUS

15.1. This Agreement may be assigned by The Regents, but is personal to Licensee and assignable by Licensee only with the written consent of The Regents.

15.2. No amendment or modification of this Agreement is valid or binding upon the parties unless made in writing and signed on behalf of each party.

15.3. With respect to the subject matter of this Agreement, this Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, oral or written, between the parties.

15.4. If a provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, then the invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and this Agreement will be interpreted as if the invalid, illegal or unenforceable provisions had never been contained in it.

15.5. If it becomes necessary for either party to undertake legal action against the other on account of a failure of performance under the terms of this Agreement, then the prevailing party is entitled to costs and reasonable attorney's fees.

15.6. None of the provisions of this Agreement is intended to create any form of joint venture between the parties, rights in third parties or rights that are enforceable by any third party.

15.7. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth is a waiver as to any subsequent and/or similar breach or default. A suspension of a duty under this Agreement due to force majeure shall not be for a period longer than one year.

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The Regents and Licensee have executed this Agreement in duplicate originals.

ADVAXIS, INC.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
By: [signature] (Signature)	By: [signature] (Signature)
Name: J. Todd Derbin (Please Print)	Name: Andrew Neighbour, Ph.D.
Title: CEO	Title: Executive Director
Date: 4/13/04	Date: 4/22/04